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                                                                   Exhibit 10.22

                               eFunds Corporation
                              Separation Agreement

SEPARATION AGREEMENT by and between eFunds Corporation, a Delaware corporation (collectively with any successor entity, the "Company"), and Paul W. Finch, Jr. ("Executive") dated as of the 1st day of November, 2002.

         WHEREAS, Executive is currently an employee of the Company;

         WHEREAS, the further employment of Executive will be terminated as of December 31, 2002 (the "Separation Date");

         WHEREAS, the Chief Executive Officer ("CEO") of the Company has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have Executive's full support of and participation in the transition of the executive leadership of the Company; and

         WHEREAS, the CEO has therefore determined to provide Executive with assurances regarding the benefits to be received by Executive during this transition period and following the expected departure of the Executive from employment with the Company.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

I.       Payments.

         (a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive as its Transition Coordinator from the date of this Agreement until the Separation Date and the Executive agrees to serve in such capacity during such time. In the event that the Executive so remains in the employ of the Company through the Separation Date and his resignation from further employment with the Company remains effective as of such date or if the Company should terminate the further employment of Executive prior to such Date without "Cause" (as hereinafter defined), Executive shall be entitled to a lump-sum transition payment in the amount of $140,000 (less any applicable withholding taxes), such payment to be made as soon as practicable but in no case later than 15 days following Executive's compliance with Section 2(a)(iii) so long as Executive is then in compliance with all of his other obligations under this Agreement. In addition, the Company shall not reduce the base salary (the "Base Salary") of Executive from its current level $23,333.33 per month during the period (the "Transition Period") preceding the Separation Date and shall continue to pay such amount to the Executive in accordance with past practice. In the event the Company should terminate the further employment of Executive without Cause prior to the Separation Date, the Company shall nevertheless continue to pay Executive the Base Salary throughout the Transition Period and Executive shall remain entitled to receive the lump-sum payment described above and the payments referenced in subsections 1(b), (c) and (d). If the Company should terminate the employment of Executive prior to the Separation Date for Cause, the Company shall have no further payment obligations hereunder from and after the date of any such termination so long as the Company has paid the Base Salary through such date of termination. As used herein, "Cause" shall mean a continuing material failure by Executive to substantially comply with the requirements of Section II(a) for five or more days following his receipt of written demand for compliance from the CEO which specifies in reasonable detail the circumstances demonstrating Executive's failure to so comply.

         (b) Subject to the terms and conditions set forth in this Agreement, Executive shall be entitled to the following transition support payments following the Separation Date:

                  (i) During the period (the "Extension Period") commencing on January 1, 2003 and ending on the earlier to occur of (1) the date Executive obtains employment with a "Competitor" (as hereinafter defined) and (2) June 30, 2003 (it being

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                           understood and agreed that the maximum number of
                           differential payments shall be six), Executive shall be entitled to a monthly payment equal to the amount, if any, by which the Base Salary exceeds the gross monthly cash compensation received by Executive from any subsequent employer; provided, however, that the Company's payment obligations during the Extension Period shall cease on the date Executive becomes employed by any Competitor regardless of the monthly cash compensation received by Executive from such entity.

                  (ii) In order to be eligible to receive the differential payments payable during the Extension Period, Executive must provide the Company with reasonable documentation (such as a payroll statement from Executive's employer or, if applicable, a written statement to the effect that Executive was not employed) evidencing the cash compensation received by Executive during the prior month. Differential payments will be made in arrears within 30 days of the Company's receipt of the foregoing. Executive agrees to use diligent efforts to obtain new employment during the Extension Period. Executive further agrees not to disclose the existence of the differential payments to any subsequent employer and to refrain from manipulating the elements of Executive's compensation by any subsequent employer in a manner designed to maximize the differential payments payable by the Company.

         (c) The Company will reimburse Executive for up to $2,500.00 in fees and expenses incurred by Richards Spears Kibbe & Orbe, attorneys for Executive, in negotiating and reviewing this Agreement and advising Executive regarding the same.

         (d) During the remaining term of Executive's employment with the Company prior to the Separation Date, he shall continue to receive his car allowance but he shall not otherwise be entitled to continue to receive other perquisites afforded the executive officers of the Company.

II.      Conditions.

         (a) The Company's obligations under Section 1 are subject to the following conditions:

                  (i) Executive must supply the Company and its affiliates with transition support during the Transition Period to the extent reasonably requested by the CEO;

                  (ii) Executive must not disparage the Company or its affiliates or their management during the Transition Period nor during the six-month period following the Separation Date;

                  (iii) Executive must execute the Release attached as Exhibit A and deliver the same to the offices of the Company (8501 N. Scottsdale Road, Suite 300, Scottsdale, AZ 85253, attn: General Counsel) within the 21 day period following the Separation Date and must not rescind the same during the Rescission Period referenced in Section 1(c) thereof; and

                  (iv) Executive must (upon reasonable notice and mutually convenient scheduling) cooperate with the Company and its counsel with regard to any past, present or future legal, regulatory, investigatory (including any inquiries or investigations by management of the Company or its Board of Directors (or a committee thereof)) or other proceeding or matter which relates to or arises out of matters occurring during Executive's employment, or the termination thereof (collectively, an "Employment Related Matter"). The Company hereby agrees to give Executive access to and copies of all documents and records (excluding

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                           privileged documents and records) which may be
                           relevant to any of such proceedings or matters.

         (b) No amounts shall be payable under Section 1 (other than Executive's Base Salary through the date of termination of his employment) if
(i) Executive's employment with the Company is terminated prior to the Separation Date for Cause or due to the death or disability of Executive or (ii) Executive resigns from employment with the Company prior to the Separation Date.

III.     Fringe Benefits; Restricted Stock Unit Award.

         (a) Subject to Section 1(d), any and all benefits or other forms of compensation to Executive (such as the disposition of any options held by Executive, the balance of Executive's account under the Employee Stock Purchase or Deferred Compensation PlanS, 401(k) account and accrued vacation pay) shall be governed by the rules applicable to such plans and programs, as the same are in effect on the Separation Date; provided, however, that the payments set forth in this Agreement are Executive's sole entitlement to severance pay and Executive shall not also be entitled to receive payment under the Company's standard severance programs. For purposes of the foregoing, Executive's separation from employment shall be deemed to have been occasioned by the resignation of Executive on the Separation Date.

         (b) Upon the execution of this Agreement by Executive, Executive shall forfeit all of his right, title and interest in and to that certain award of restricted stock rights, dated as of June 10, 2002, which award shall thereupon be cancelled and without further force and effect.

IV.      Non-Competition.

         (a) As an essential inducement to the Company to enter into this Agreement, and as consideration for the promises of the Company contained herein, Executive agrees that during the Transition Period, he will not:

                  (i) Control or own (directly or indirectly) more than two percent of the outstanding capital stock of or other equity interest in any "Competitor;" or

                  (ii) Serve as an officer, member, director, contractor, agent, consultant, advisor or employee of or to any Competitor wherever located.

                  (iii) As used herein, "Competitor" shall mean any entity for which a substantial portion of its business consists of (i) processing debit, ATM, ACH or EBT transactions or providing software that allows others to process such transactions, (ii) providing data-based risk management, decision support or customer relationship management products and services (including any check guarantee product),
                           (iii) managing or deploying networks of ATMs or (iv) providing business process outsourcing services (such as call centers or accounts receivable or payable processing). Without limiting the generality of the foregoing, "Competitors" shall include Equifax, Experian, TransUnion, First Data Corporation (including NYCE), Concord EFS (including Primary Payment Systems and STAR), M&I, EDS and Total System Services (and any of their respective subsidiaries which engage in any of the foregoing activities as a substantial portion of their business).

         (b) Executive may engage in one or more of the foregoing activities following the Transition Period, but the Company shall thereupon be immediately released from any further obligation to make differential payments to Executive pursuant to Section 1(b)(i) and from any obligation to pay Executive the lump sum transition payment referenced in Section 1(a) if the same has not theretofore been paid.

         (c) Executive agrees that a breach by him or of any of the terms of this Section 4 will cause great and irreparable injury and damage to the Company and that the Company shall have a right to

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equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction and/or order of specific performance, as a remedy to enforce this Section 4 or prevent a threatened or potential breach of this Section 4 by Executive. In addition, the Company will be immediately relieved of any further payment obligations under Section 1 if Executive should breach this Section 4.

V.       Indemnification:

         (a) The Company shall continue to indemnify and to advance the expenses of defense to Executive to the fullest extent permitted or authorized by its certificate of incorporation or bylaws as in effect on the date of this Agreement, or if greater, to the fullest extent permitted or authorized by applicable law. The Company shall also reimburse Executive for the reasonable costs and expenses (including, without limitation, legal and other professional fees, costs and expenses) he incurs in connection with fulfilling his commitment under Section 2(a)(iv).

         (b) The Company hereby represents and warrants that a true and correct copy of the provisions of its certificate of incorporation and by-laws related to the indemnification of its officers, as the same are in effect on the date hereof, is attached hereto as Exhibit B.

VI.      Miscellaneous.

         (a) Executive may not assign or delegate any of Executive's rights or obligations in respect of this Agreement and any attempted assignment or delegation shall be void and of no effect. This Agreement is binding upon and enforceable by the Company and its successors and assigns. This Agreement (but not the Release), including the Company's payment obligations hereunder, will terminate upon the death of Executive. This Agreement is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

         (b) This Agreement is intended to supercede and replace any other prior severance agreements or arrangements between the parties, including that certain Executive Transition Assistance Agreement, dated as of December 28, 2001, and that certain Change In Control Agreement, dated as of October 19, 2000, which agreements and arrangements will, as of the execution of this Agreement by Executive and the Company, be null and void and of no further force and effect. This Agreement shall not, however, supercede or replace any Confidentiality Agreement between the Company (or any of its subsidiaries) and Executive and each such agreement shall remain in full force and effect.

         (c) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

         (d) Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (e) This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         (f) Executive has been informed that the terms of this Agreement will be open for acceptance and execution by Executive until November 18, 2002 during which time Executive may consider whether or not to accept this Agreement and consult with an attorney of Executive's choosing to

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advise Executive regarding the same. If Executive does not execute and deliver this Agreement by such date, the offer contained herein shall be wholly null and void.

         (g) This Agreement shall constitute the resignation, effective as of the Separation Date, by Executive from further employment by the Company, its subsidiaries and from any and all offices Executive may hold with any of the foregoing entities.

IN WITNESS WHEREOF, Executive and the Company have hereunto set their hands as of the date set forth above.

                                    EXECUTIVE

                                    /s/ Paul W. Finch, Jr.
                                    --------------------------------------
                                    Paul W. Finch, Jr.

                                    eFUNDS CORPORATION

                                    /s/ Paul F. Walsh
                                    --------------------------------------
                                    Paul F. Walsh
                                    Chairman and Chief Executive
                                    Officer

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                                                                       EXHIBIT A

                                     RELEASE

         WHEREAS, Paul W. Finch, Jr. ("Executive") was an employee of eFunds Corporation, a Delaware corporation (the "Company");

         WHEREAS, Executive's employment with the Company was terminated effective as of December 31, 2002 (the "Separation Date");

         WHEREAS, Executive and the Company have previously entered into that certain Separation Agreement, dated as of November 1, 2002 (the "Separation Agreement"), pursuant to which the Company has agreed to make certain payments to Executive following the termination of his employment; and

         WHEREAS, it is a condition to the Company's obligation to make the payments provided for in the Separation Agreement that Executive execute, deliver and not rescind this Release.

         NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, Executive and the Company hereby agree as follows:

         1.       Release.

                  (a) As consideration for the promises of the Company contained in the Separation Agreement, Executive, for himself and his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Executive (collectively, "Claims") which he has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the "Controlled Group") and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies ("the Released Parties") arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Separation Date (the "Released Matters"), including, without limitation, any Claims based on or arising out of Executive's employment with the Controlled Group and the cessation of that employment; provided, however, that such release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify Executive against any Claims brought against Executive by any third party by reason of Executive's status as an officer or employee of the Controlled Group; and, provided, further, that if the Company should assert any cause of action against Executive in any court or before any arbitrator, such release shall be rescinded and thereafter be wholly null and void. So long as this Release remains effective as against Executive, Executive agrees that he will not, and will cause his affiliates not to, institute any legal proceedings against the Released Parties in respect of any Claim nor will he authorize any other party, whether governmental or otherwise, to seek individual remedies on his behalf with respect to any Claim. The Company agrees that, by signing this Release Executive is not waiving any Claim (a "Retained Claim") arising after the Separation Date or under the Separation Agreement.

                  (b) Executive's release of Claims is intended to extend to and include Claims of any kind arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Sections 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19, Sections 710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, Sections 720-728 and any other federal, state or local statute, Executive Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract (other than a Retained Claim), wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.

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                  (c)      Executive has been informed of Executive's right to
revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of Executive's intent to revoke this Agreement within seven (7) calendar days following the execution of this Release by Executive. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

                                    eFunds Corporation
                                    Gainey Ranch Center II
                                    8501 N. Scottsdale Road
                                    Suite 300
                                    Scottsdale, AZ  85253
                                    Attention:  General Counsel

The Company and Executive agree that if Executive exercises Executive's right of rescission under this Section (c), the Company's obligations under Section 1 of the Transition Agreement shall be null and void.

         2.       Miscellaneous.

                  (a) Executive may not assign or delegate any of Executive's rights or obligations in respect of this Release and any attempted assignment or delegation shall be void and of no effect. This Release is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns. This Release is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

                  (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Release shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Release on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

                  (c) Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release.

                  (d) This Release may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and Executive have hereunto set their hands to this Release as of the dates set forth below.

                                                eFUNDS CORPORATION

    Dated:                                      By: _________________________
                                                Its _________________________

    Dated:                                      _____________________________
                                                      Paul W. Finch, Jr.

    STATE OF ___________)

    County of ____________)

    Subscribed and sworn before me
    this ___ day of ___________, ____.

    _____________________________________        seal
    Notary Public, State of _____________
    My Commission expires:_______________

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